UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 19, 2012
Date of Report (Date of earliest event reported)

Apollo Global Management, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
9 West 57th Street, 43rd Floor
New York, New York 10019
(Address of principal executive offices) (Zip Code)

(212) 515-3200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2012, Apollo Global Management, LLC (the “Company”) issued a press release announcing that Leon Black, Chairman and Chief Executive Officer of the Company, had entered into a new employment agreement with the Company, dated July 19, 2012, providing the terms of Mr. Black’s continued employment by the Company. The terms of this employment agreement are substantially similar to the terms of the employment agreement Mr. Black previously executed on July 13, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference (the “Press Release”).

Description of Mr. Black’s Employment Agreement

Pursuant to Mr. Black’s employment agreement with the Company (the “Employment Agreement”), Mr. Black is entitled to receive an annual salary of $100,000 while serving as Chairman and Chief Executive Officer of the Company. Mr. Black is entitled to participate in the Company’s employee benefit plans as in effect from time to time.

The term of the Employment Agreement commences on the date of signing and will terminate on the third anniversary of such date.  Mr. Black has the right to terminate his employment voluntarily at any time, but the Company may terminate his employment only for cause or by reason of disability.

The Employment Agreement requires Mr. Black to protect the confidential information of the Company both during and after employment. In addition, until one year after his employment terminates, Mr. Black is required to refrain from soliciting employees under specified circumstances or interfering with the Company’s relationships with investors and to refrain from competing with the Company in a business that involves primarily (i.e., more than 50%) third-party capital, whether or not the termination occurs during the term of the agreement or thereafter. These post-termination covenants survive any termination or expiration of the Agreement Among Principals dated July 13, 2007 (the “Agreement Among Principals”).

The Company may terminate Mr. Black’s employment during the term of the Employment Agreement solely for cause or by reason of his disability (as such terms are defined in the Employment Agreement). If Mr. Black becomes subject to a potential termination for cause or by reason of disability, the Company’s manager may appoint an investment professional to perform his functional responsibilities and duties until cause or disability definitively results in his termination or is determined not to have occurred, but the manager may so appoint an investment professional only if Mr. Black is unable to perform his responsibilities and duties or, as a matter of fiduciary duty, should be prohibited from doing so. During any such period, Mr. Black shall continue to serve on the executive committee of the Company’s manager unless otherwise prohibited from doing so pursuant to the Agreement Among Principals.

Under the Employment Agreement, if the Company terminates Mr. Black’s employment for cause or his employment is terminated by reason of death or disability, or if he terminates his employment voluntarily, he will be paid only his accrued but unpaid salary through the date of termination.

The description of the terms of the Employment Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q report for the fiscal quarter ending June 30, 2012.

Item 8.01.      Other Events.

The Company also announced in the Press Release that Joshua Harris and Marc Rowan, each a Senior Managing Director of the Company, had each entered into new employment agreements with the Company, each dated July 19, 2012, providing the terms of their continued employment by the Company. The terms of these employment agreements are substantially similar to the terms of the employment agreements Messrs. Harris and Rowan previously executed on July 13, 2007. The new employment agreements terminate the previously executed employment agreements and will remain in effect from the date of execution until the third anniversary of such date.

Item 9.01.      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press release dated July 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date:	July 20, 2012	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer and Chief Compliance Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated July 19, 2012.